SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934





       Date of Report (Date of earliest event reported): October 21, 1998



                                The Stanley Works
               (Exact name of registrant as specified in charter)


  Connecticut                      1-5224                       06-058860
(State or other                 (Commission                  (IRS Employer
jurisdiction of                 File Number)              Identification No.)
incorporation)



1000 Stanley Drive, New Britain, Connecticut            06053
(Address of principal executive offices)               (Zip Code)



Registrant's telephone number, including area code:(860) 225-5111




                         Not Applicable
   (Former name or former address, if changed since last report)









                               Page 1 of 15 Pages
                       Exhibit Index is located on Page 4

         Item 5.           Other Events.

                  1. On October 21, 1998, the Registrant issued a press release announcing third quarter results and fourth quarter dividend. Attached as Exhibit (20)(i) is a copy of the Registrant's press release.


         Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

                  (c)      20(i)   Press   Release   dated   October   21,  1998
                                   announcing third quarter results and fourth quarter dividend.

                           20(ii) Cautionary statements relating to forward looking statements included in Exhibit 20(i).





























                        Page 2 of 15 Pages


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                                    SIGNATURE




Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                                         THE STANLEY WORKS



Date: October 21, 1998                 By:               Stephen S. Weddle
                                                         -----------------
                                       Name:             Stephen S. Weddle
                                       Title:            Vice President, General
                                                         Counsel and Secretary

































                               Page 3 of 15 Pages



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                                  EXHIBIT INDEX

                           Current Report on Form 8-K
                             Dated October 21, 1998



                  Exhibit No.                     Page

                  20(i)                             5

                  20 (ii)                          14







































                               Page 4 of 15 Pages


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                                                                Exhibit (20) (i)

THE  STANLEY  WORKS  ANNOUNCES  CORE  EARNINGS  UP  SLIGHTLY
IN  3RD  QUARTER;  ALSO  ANNOUNCES  4TH  QUARTER  DIVIDEND


New Britain, Connecticut, October 21, 1998: The Stanley Works (NYSE: "SWK") announced that "core" earnings increased slightly in its third quarter ended October 3, 1998 to $49.4 million, or $.55 per diluted share, from prior year third quarter core earnings of $48.9 million, or $.54 per diluted share. Core results exclude restructuring charges, restructuring-related transition costs and certain other non-recurring costs as defined below.

Reported earnings were $33.4 million, or $.37 per diluted share, compared with the prior year's third quarter net loss of $40.6 million, or $.46 per diluted share. These amounts reflect $25.5 million, or $.18 per share, of restructuring-related transition and other non-recurring costs incurred in the third quarter this year and $105.9 million, or $.87 per share, of restructuring charges and $18.7 million, or $.14 per share, of restructuring-related transition and other non-recurring costs incurred in the third quarter last year.

Net sales were up 6% to $689.6 million from $650.5 million last year. These results included a 2% positive impact from acquisitions and a 1% combined negative effect of pricing and currency translation. Unit sales volume from ongoing businesses was up 5%. This increase was led by the Mac Tools and U.S. consumer components of mechanics tools, hand tools in the U.S. and Europe and fastening systems in North America.

Core gross margin was 35.0%, versus 34.2% in 1997, as a result of higher unit volumes and cost reduction efforts, including the savings generated by company-wide productivity programs. This improvement was somewhat offset by price decreases to maintain market share in certain industrial and engineered tools businesses and a mix to lower-margin consumer products, particularly to home centers. In addition, production and distribution inefficiencies offset realized savings.

                               Page 5 of 15 Pages



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Despite the increase in core gross margin, core operating margin was almost flat
at   12.9%.   Selling,   general   and   administrative   expenses,    excluding
restructuring-related transition costs and other non-recurring costs, were 22.1% of sales, up from 21.2% in the third quarter last year. This increase resulted from higher MacDirect selling costs, a doubling of engineering expenses, and costs incurred to achieve the higher volume and improve customer service. Interest expense increased to $7.4 million compared to $4.2 million last year, reflecting working capital increases and funding of the August 5th acquisition of ZAG Industries, Ltd. Core segment operating margin was 14.0% vs. 14.6% in 1997, as the tools segment declined to 14.7% from 16.5% last year, from the aforementioned factors. Hardware operating margin increased to 12.1% from 11.6% last year. Specialty Hardware operating margin improved to 11.0% from 5.6% in 1997, reflecting favorable pricing, savings generated in component procurement and effects of the early-1998 divestiture of European access technologies operations.

"This was the twelfth consecutive quarter in which core earnings grew, the last seven while we have been undergoing fundamental changes in virtually every area of our company," said John M. Trani, Chairman and Chief Executive Officer. "Sales volumes for the quarter continued to show moderate growth, although we experienced a relatively weak order rate in the month of September. We expect improvement in customer service, the mitigation of costs associated with those efforts, and revenues from new products to accelerate growth in sales and operating margin by mid-1999."

Restructuring-related transition costs incurred in the third quarter were $12.7 million and represented consulting, moving, start-up and duplicative facility costs incurred in connection with the company's reallocation of resources announced in mid- 1997. As previously announced, the company expects to incur a total of $100 million of such transition costs throughout the two-year period ending June 1999 and has incurred $46.4 million to date.


                               Page 6 of 15 Pages

In addition to restructuring-related transition costs, other non-recurring costs excluded from "core" results include year- 2000 systems compliance costs. Such costs were $12.7 million in the third quarter and, to date, are $25.2 million. The company expects to incur approximately another $25 million of such year-2000 systems compliance costs through 1999. To a great extent, these expenditures are being incurred for systems advances that move the company toward its important objective of a single set of operating systems.

The attached table, "Business Segment Information", provides clarification of reported results for the third quarters of and nine-month periods of 1998 and 1997, reconciling them with normalized core results.

The company also announced today that its Board of Directors approved a fourth quarter regular dividend of $.215 per share on the company's common stock. The dividend is payable on Monday, December 28, 1998 to shareholders of record at the close of business on Friday, November 27, 1998.

Mr. Trani stated: " We are pleased to be able to announce this fourth quarter dividend for our shareowners, and we are proud that 1998 dividend payments extend our records for the longest consecutive annual and quarterly dividend payments of any industrial company on the New York Stock Exchange."

The Stanley Works, an S&P 500 company, is a worldwide supplier of tools, hardware and door systems for professional, industrial and consumer use.

Investors    Gerard J. Gould                 Media       Vance N. Meyer
Contact:     Director, Investor Relations    Contact:    Director, Communication
             (860) 827-3833 office                       & Public Affairs
             (860) 658-2718 home                         (860)  827-3871 office
                                                         (203)  795-0581 home


This press release contains forward looking statements as to the anticipated level of spending on Y2K compliance and the company's ability improve customer service, to mitigate costs associated with those efforts, and to obtain revenues from new products in order to accelerate sales growth and operating margin improvement by mid 1999. Cautionary statements
                               Page 7 of 15 Pages
accompanying these forward-looking statements are set forth, along with this news release, in a Form 8-K filed with the Securities and Exchange Commission today.

The Stanley Works corporate press releases are available through PR Newswire's "Company News On-Call" service. By FAX: dial 1-800-758-5804, ext. 874363 or on the internet at: http://www.prnewswire.com or http://www.stanleyworks.com.

































                               Page 8 of 15 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
            (Unaudited, Millions of Dollars Except Per Share Amounts)


                             Third Quarter            Nine Months
                             1998     1997          1998       1997

Net Sales                  $ 689.6  $ 650.5     $ 2,053.3  $ 1,970.7

Costs and Expenses
  Cost of sales              453.2    436.6       1,337.1    1,314.1
  Selling, general and
    administrative           172.7    148.2         509.9      455.2
  Interest - net               7.4      4.2          17.4       12.9
  Other - net                  2.7      2.0           9.6       19.2
  Restructuring and
    asset write-offs             -    105.9             -      238.5

                             636.0    696.9       1,874.0    2,039.9

Earnings (Loss) before
    income taxes              53.6    (46.4)        179.3      (69.2)

Income Taxes                  20.2     (5.8)         67.3       (0.8)

Net Earnings (Loss)        $  33.4  $ (40.6)    $   112.0  $   (68.4)

Net Earnings (Loss) Per
    Share of Common Stock

     Basic                 $  0.37  $ (0.46)    $    1.25  $   (0.77)

     Diluted               $  0.37  $ (0.46)    $    1.24  $   (0.77)

Dividends per share        $ 0.215  $  0.20     $   0.615  $    0.57

Average shares outstanding
    (in thousands)

     Basic                  89,367   89,571        89,413     89,468

     Diluted                90,102   89,571        90,338     89,468

                               Page 9 of 15 Pages

                  THE STANLEY WORKS AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS
                   (Unaudited, Millions of Dollars)

                                                October 3     September 27
                                                   1998            1997

ASSETS
   Cash and cash equivalents                   $    65.2       $   146.7
   Accounts receivable                             546.7           483.2
   Inventories                                     388.9           307.7
   Other current assets                             83.9            80.6

        Total current assets                     1,084.7         1,018.2

   Property, plant and equipment                   509.4           503.2
   Goodwill and other intangibles                  202.9            72.7
   Deferred income taxes                            37.2            36.8
   Other assets                                    107.5           105.7

                                               $ 1,941.7       $ 1,736.6


LIABILITIES AND SHAREHOLDERS' EQUITY
   Short-term borrowings                       $   211.3       $    98.6
   Accounts payable                                160.7           124.7
   Accrued expenses                                238.4           233.6
   Accrued restructuring                            71.9           118.8

        Total current liabilities                  682.3           575.7

   Long-term debt                                  343.7           288.9
   Other long-term liabilities                     257.9           231.9
   Shareholders' equity                            657.8           640.1

                                               $ 1,941.7       $ 1,736.6














                               Page 10 of 15 Pages

                        THE STANLEY WORKS AND SUBSIDIARIES
                             PRICE/VOLUME INFORMATION
                          (Unaudited, Millions of Dollars)

NET SALES
                                  Third Quarter

                                             Unit    ACQ/
                            1998    Price   Volume   DVT    Currency   1997

INDUSTRY SEGMENTS
     Tools
       Consumer        $   205.5      -        8%     6%      (2)% $   183.8
       Industrial          147.2      1%       9%     -        -       134.1
       Engineered          182.4     (1)%      3%     5%      (1)%     172.0

         Total Tools       535.1      -        6%     4%      (1)%     489.9

     Hardware               81.6     (3)%     (1)%    -       (1)%      85.5
     Specialty Hardware     72.9      1%       3%    (6)%     (1)%      75.1

       Consolidated    $   689.6      -        5%     2%      (1)% $   650.5

GEOGRAPHIC AREAS
     United States     $   494.3     (1)%      7%     -        -   $   464.5
     Europe                118.9      -        3%    16%       3%       97.8
     Other Areas            76.4      2%      (4)%    -      (11)%      88.2

       Consolidated    $   689.6      -        5%     2%      (1)% $   650.5



                                  Year to Date

                                             Unit    ACQ/
                           1998     Price   Volume   DVT   Currency    1997

INDUSTRY SEGMENTS
     Tools
       Consumer        $   562.2      1%       4%     2%      (3)% $   542.7
       Industrial          449.4      -        8%     -        -       415.6
       Engineered          568.7     (2)%      5%     5%      (1)%     530.5

         Total Tools     1,580.3      -        5%     3%      (2)%   1,488.8

     Hardware              264.2     (2)%      3%     -       (1)%     264.8
     Specialty Hardware    208.8      2%       3%    (8)%     (1)%     217.1

       Consolidated    $ 2,053.3      -        5%     1%      (2)% $ 1,970.7

GEOGRAPHIC AREAS
     United States     $ 1,472.7     (1)%      7%    (1)%      -   $ 1,400.0
     Europe                348.4      1%       3%    10%      (2)%     311.9
     Other Areas           232.2      2%      (2)%   (1)%     (9)%     258.8

       Consolidated    $ 2,053.3      -        5%     1%      (2)% $ 1,970.7

                               Page 11 of 15 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
                          BUSINESS SEGMENT INFORMATION
                        (Unaudited, Millions of Dollars)

OPERATING PROFIT
                                    Third Quarter 1998

                                             Transition               Core
                                   Restrg     & Other                Profit
                       Reported    Charges     Costs       Core      Margin

INDUSTRY SEGMENTS
    Tools               $ 61.2     $   -      $ 17.4      $ 78.6      14.7%
    Hardware               6.5         -         3.4         9.9      12.1%
    Specialty Hardware     3.3         -         4.7         8.0      11.0%

       Total              71.0         -        25.5        96.5      14.0%
    Net corporate
       expenses           (8.7)        -           -        (8.7)
    Interest expense      (8.7)        -           -        (8.7)

    Earnings before
       income taxes     $ 53.6     $   -      $ 25.5      $ 79.1

GEOGRAPHIC AREAS
    United States       $ 51.1     $   -      $ 21.5      $ 72.6      14.7%
    Europe                11.3         -         1.9        13.2      11.1%
    Other Areas            8.6         -         2.1        10.7      14.0%

       Total            $ 71.0     $   -      $ 25.5      $ 96.5      14.0%


                                     Third Quarter 1997

                                             Transition               Core
                                   Restrg     & Other                Profit
                       Reported    Charges      Costs       Core     Margin

INDUSTRY SEGMENTS
    Tools               $(15.7)    $  83.0    $ 13.6      $ 80.9      16.5%
    Hardware              (3.3)        9.9       3.3         9.9      11.6%
    Specialty Hardware    (6.2)        9.2       1.2         4.2       5.6%

       Total             (25.2)      102.1      18.1        95.0      14.6%
    Net corporate
       expenses          (14.8)        3.8       0.6       (10.4)
    Interest expense      (6.4)          -         -        (6.4)

    Earnings (loss) before
       income taxes     $(46.4)    $ 105.9    $ 18.7      $ 78.2

GEOGRAPHIC AREAS
    United States       $  1.5     $  56.8    $ 13.9      $ 72.2      15.5%
    Europe               (27.4)       37.3       2.1        12.0      12.3%
    Other Areas            0.7         8.0       2.1        10.8      12.2%

       Total            $(25.2)    $ 102.1    $ 18.1      $ 95.0      14.6%

                               Page 12 of 15 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
                          BUSINESS SEGMENT INFORMATION
                        (Unaudited, Millions of Dollars)

OPERATING PROFIT
                                  Year to Date 1998

                                              Transition              Core
                                   Restrg      & Other               Profit
                       Reported     Chgs        Costs      Core      Margin
INDUSTRY SEGMENTS
    Tools              $ 200.6    $   -        $ 40.5    $ 241.1      15.3%
    Hardware              26.6        -           7.7       34.3      13.0%
    Specialty Hardware     6.2        -           9.9       16.1       7.7%

       Total             233.4        -          58.1      291.5      14.2%
    Net corporate
       expenses          (32.0)       -             -      (32.0)
    Interest expense     (22.1)       -             -      (22.1)

    Earnings before
       income taxes    $ 179.3    $   -        $ 58.1    $ 237.4

GEOGRAPHIC AREAS
    United States      $ 171.4    $   -        $ 50.3    $ 221.7      15.1%
    Europe                35.9        -           4.2       40.1      11.5%
    Other Areas           26.1        -           3.6       29.7      12.8%

       Total           $ 233.4    $   -        $ 58.1    $ 291.5      14.2%

                                Year to Date 1997

                                              Transition              Core
                                   Restrg      & Other               Profit
                       Reported     Chgs        Costs*     Core      Margin
INDUSTRY SEGMENTS
    Tools              $  2.0     $ 194.8      $ 31.6    $ 228.4      15.3%
    Hardware             11.1        17.8         7.3       36.2      13.7%
    Specialty Hardware  (13.7)       23.5         1.4       11.2       5.2%

       Total             (0.6)      236.1        40.3      275.8      14.0%
    Net corporate
       expenses         (50.2)        2.4        11.7      (36.1)
    Interest expense    (18.4)          -           -      (18.4)

    Earnings (loss) before
       income taxes    $(69.2)    $ 238.5      $ 52.0    $ 221.3

GEOGRAPHIC AREAS
    United States      $ 35.7     $ 145.6      $ 30.0    $ 211.3      15.1%
    Europe              (28.1)       61.8         5.6       39.3      12.6%
    Other Areas          (8.2)       28.7         4.7       25.2       9.7%

       Total           $ (0.6)    $ 236.1      $ 40.3    $ 275.8      14.0%

* Includes stock option charge.

                               Page 13 of 15 Pages


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                                                               Exhibit (20) (ii)

                             CAUTIONARY STATEMENTS
           Under the Private Securities Litigation Reform Act of 1995

Certain statements contained in the company's press release filed as Exhibit 20(i) to this Form 8-K regarding the costs of year-2000 compliance, improvements in customer service, mitigation of the costs of those improvements and achievement of revenues from new products are forward looking and are, therefore, inherently subject to risk and uncertainty.

The estimates of the costs of year-2000 compliance are based on the company's current plans for the remediation or replacement of its operating systems and computer hardware. These plans may change based on future events, including the failure of software vendors to implement new operating systems or deliver upgrades and repairs as promised and the lack of availability of new computer hardware and consultants to meet the company's planned needs. In addition, the company's year- 2000 assessment is based in part on information obtained from third parties, including customers, suppliers and consultants hired to assist in the year-2000 compliance program. Although the company believes that its reliance on these third parties is reasonable, there can be no assurance that the information supplied by these third parties is accurate, complete or will not be subject to change in the future.

The operating changes currently underway to improve customer service include a sku reduction program to eliminate low- selling items, better integration of production and sales planning, improving delivery to customers and the continuing reallocation of resources that is aimed at simplifying the organization, changing the workforce composition and standardizing operating mechanisms. The company's failure to make these changes or to achieve the benefits expected from these changes in accordance with current plans may adversely affect the levels of sales growth and operating margin improvement expected in future quarters.

The benefits expected from the sku reduction program are decreased complexity and cost in operations. In order to achieve these benefits, however, the reduction must be effectively managed so that the margin on discontinued products is preserved as the remaining inventories are sold off. In addition, the company's ability to better integrate

                               Page 14 of 15 Pages
production and sales planning in order to meet customer requirements for on-time delivery, quality and value will depend on the implementation of the necessary process improvements in its manufacturing operations in accordance with the current plan. The ability to improve customer deliveries will depend on the implementation of procedures and policies to manage better the distribution process.

The ability of the resource reallocation to provide additional cost savings is dependent upon the development and execution of comprehensive plans for the facility consolidations; the ability of the organization to complete the transition to a product management structure without losing focus on the business; the ability to recruit, train and retain high level employees to execute the necessary changes; the availability of vendors to perform non-core functions on a cost effective basis; the need to respond to significant changes in product demand during the transition; the complexity and ultimate extent of year-2000 compliance efforts; and unforeseen events.

The company's ability to generate revenues from new products will depend on the ability of the new product development process to foster creativity and identify new products that will be successful in the marketplace as well as the successful development of the Stanley(R) brand. The success of the company's brand development efforts will depend on the effectiveness of the Stanley:Make Something Great(TM) campaign and other actions being planned to enhance the image of the Stanley(R) brand and increase sales.

The estimated level of year-2000 costs and the company's ability to achieve revenue growth and improvement in operating margins will also be affected by external factors. These include pricing pressures within the company's markets and the need to defend market share in the face of intense price competition; other changes in the company's competitive markets; the continued consolidation of customers in consumer channels; increasing global competition; changes in trade, monetary and fiscal policies and laws; inflation; currency exchange fluctuations and the impact of dollar/foreign currency exchange rates on the competitiveness of products; and recessionary or expansive trends in the economies of the world in which the company operates.

                               Page 15 of 15 Pages